Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-93052 and 2-93052-99) of Champion Enterprises, Inc. of our report dated May 9, 2003 relating to the financial statements of Champion Enterprises, Inc. Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
June 27, 2003